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                                                                   EXHIBIT  99.2







SAVINGS AND INVESTMENT PLAN FOR
EMPLOYEES OF R. J. REYNOLDS
TOBACCO COMPANY IN PUERTO RICO

INDEPENDENT AUDITORS' REPORT

FINANCIAL STATEMENTS
Years Ended December 30, 1999 and 1998


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SAVINGS AND INVESTMENT PLAN FOR EMPLOYEES OF
R. J. REYNOLDS TOBACCO COMPANY IN PUERTO RICO


TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                                           PAGE

INDEPENDENT AUDITORS' REPORT                                                 1

FINANCIAL STATEMENTS:
   Statements of Net Assets Available for Benefits as of
     December 30, 1999 and 1998                                              2
   Statements of Changes in Net Assets Available for Benefits
     for the Years Ended December 30, 1999 and 1998                          3
   Notes to Financial Statements                                            4-7



NOTE: The accompanying financial statements have been prepared for the purpose of filing with the Department of Labor Form 5500. Supplemental schedules as required by Section 103(c)(5) of the Employee Retirement Income Security Act of 1974 have been omitted because no such supplemental schedules are required to be filed for the year ended December 30, 1999.


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INDEPENDENT AUDITORS' REPORT


RJR Employee Benefits Committee:

We have audited the accompanying statements of net assets available for benefits of the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco Company in Puerto Rico (the "Plan") as of December 30, 1999 and 1998, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 30, 1999 and 1998, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

June 19, 2000



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SAVINGS AND INVESTMENT PLAN FOR EMPLOYEES OF
R. J. REYNOLDS TOBACCO COMPANY IN PUERTO RICO


STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 30, 1999 AND 1998
--------------------------------------------------------------------------------


                                                      1999             1998
ASSETS:
Investments at fair value - plan interest
  in Master Trust (Notes 1, 2 and 3)               $7,347,160      $13,786,779
                                                   ----------      -----------
Receivables:
  Employer's contributions                                 --            2,464
  Participants' contributions                              --            7,803
  Investment income                                    35,289           34,150
                                                   ----------      -----------
      Total receivables                                35,289           44,417
                                                   ----------      -----------

      Total assets                                  7,382,449       13,831,196

LIABILITIES - Other                                        --           10,935
                                                   ----------      -----------

NET ASSETS AVAILABLE FOR BENEFITS                  $7,382,449      $13,820,261
                                                   ==========      ===========

See notes to financial statements.



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SAVINGS AND INVESTMENT PLAN FOR EMPLOYEES OF
R. J. REYNOLDS TOBACCO COMPANY IN PUERTO RICO


STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 30, 1999 AND 1998
--------------------------------------------------------------------------------



                                                        1999            1998
ADDITIONS:
  Investment income - plan interest in
    Master Trust (Notes 1, 2 and 3)                 $ 1,391,354     $ 1,741,767
                                                    -----------     -----------
  Contributions:
    Employer's                                          207,276         383,571
    Participants'                                       734,301       1,449,387
                                                    -----------     -----------
        Total contributions                             941,577       1,832,958
                                                    -----------     -----------

        Total additions                               2,332,931       3,574,725
                                                    -----------     -----------

DEDUCTIONS:
  Benefits paid to participants                       1,640,502       2,117,489
  Administrative expenses                                   111             182
                                                    -----------     -----------

        Total deductions                              1,640,613       2,117,671
                                                    -----------     -----------

NET INCREASE PRIOR TO TRANSFERS TO OTHER PLANS          692,318       1,457,054

TRANSFERS TO OTHER PLANS (Note 1)                     7,130,130              --
                                                    -----------     -----------

NET (DECREASE) INCREASE                              (6,437,812)      1,457,054

NET ASSETS AVAILABLE FOR BENEFITS:
  Beginning of year                                  13,820,261      12,363,207
                                                    -----------     -----------

  End of year                                       $ 7,382,449     $13,820,261
                                                    ===========     ===========

See notes to financial statements.



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SAVINGS AND INVESTMENT PLAN FOR EMPLOYEES OF
R. J. REYNOLDS TOBACCO COMPANY IN PUERTO RICO


NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 30, 1999 AND 1998
--------------------------------------------------------------------------------



1.    DESCRIPTION OF PLAN

The following description of the Savings and Investment Plan for Employees of R.
J. Reynolds Tobacco Company in Puerto Rico (the "Plan") provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

GENERAL - The Plan is a voluntary defined contribution plan covering all regular, full-time employees of R. J. Reynolds Tobacco Co. (a Delaware corporation) ("RJR Tobacco" or the "Company") in Puerto Rico. RJR Employee Benefits Committee ("Committee") controls and manages the operation and administration of the Plan. Banco Popular de Puerto Rico serves as the trustee of the Plan, and the Vanguard Fiduciary Trust Company ("Vanguard") serves as the recordkeeper for the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

During 1999, RJR Nabisco Holdings Corp. was renamed Nabisco Group Holdings Corp. ("NGH"), and on May 18, 1999, R.J. Reynolds Tobacco Holdings, Inc. ("RJR"), the owner of 100% of RJR Tobacco transferred its approximately 80.5% interest in Nabisco Holdings Corp. ("Nabisco") to NGH through a merger transaction. On June 14, 1999, NGH distributed all of the outstanding shares of RJR common stock to NGH stockholders of record as of May 27, 1999.

With the spin-off transaction, RJR registered with the Securities and Exchange Commission four million shares of RJR common stock for issuance pursuant to the Plan and another plan sponsored by RJR. Each share of Nabisco common stock in the Nabisco Common Stock Fund (which was offered to participants of the Plan as an investment option) was converted to one share of NGH common stock. Affected participants then received one share of RJR common stock for every three shares of NGH common stock.

On March 9,1999, RJR and RJR Tobacco entered into a definitive agreement to sell the international tobacco business to Japan Tobacco Inc. ("JTI"). On May 11, 1999, net assets for those employees in the Plan affected by the sale of the Yabucoa plant to JTI in the amount of $7,130,130 were transferred to a plan sponsored by JTI.

During 1999, the Plan was amended to accommodate the change in corporate structure. The RJR Common Stock Fund was established, which invests in common stock of RJR. Additionally, the Nabisco Common Stock Fund and the Nabisco Group Holdings Stock Fund (formerly named RJR Nabisco Stock Fund) were "frozen." Participants could no longer make contributions of any type to these funds. Participants could, however, transfer amounts in these funds to the other funds offered under the Plan at any time, but had to complete the transfer of these funds within approximately six months of the spin-off date.




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INTEREST IN MASTER TRUST - The Plan's investments are in the R. J. Reynolds
Puerto Rico Defined Contribution Master Trust, which was named the RJR Nabisco Puerto Rico Defined Contribution Master Trust prior to the spin-off transaction ("Master Trust"), which was established for the investment of assets of the Plan and several other Company-sponsored plans. Each participating plan has an undivided interest in the Master Trust. The assets of the Master Trust are held by Banco Popular de Puerto Rico. Investment income and administrative expenses relating to the Master Trust are allocated to the individual plans based upon average monthly balances invested by each plan.

CONTRIBUTIONS - Each year, participants may make basic contributions of up to 6% of compensation, as defined in the Plan, on a pre-tax or after-tax basis. If participants have authorized the maximum basic contribution of 6% of compensation on a pre-tax basis, participants may make additional supplemental contributions on a pre-tax basis of between 1% and 4% of compensation, as well as additional supplemental contributions on an after-tax basis. Contributions, whether made on a pre-tax or after-tax basis, may not in the aggregate exceed 16% of compensation. The Company contributes an amount equal to 50% of the basic contributions that a participant contributes to the Plan. Contributions are subject to certain limitations.

PARTICIPANT ACCOUNTS - Each participant's account is credited with the participant's contributions and withdrawals, as applicable, and allocations of
(a) the Company's contributions and (b) Plan earnings, and debited with an allocation of administrative expenses. Allocations are based on participant earnings or account balances, as defined. Forfeited balances of terminated participants' non-vested accounts are used to reduce future Company contributions. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

VESTING - Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in Company contributions occurs upon the earlier of: completion of 24 months of plan participation, 60 months of service (as defined) with the Company or affiliated companies, or upon the occurrence of certain events as defined in the Plan document.

INVESTMENT OPTIONS - Upon enrollment in the Plan, a participant may direct employee contributions in 1% increments in any of eight investment fund options before June 14, 1999, and seven investment fund options after June 14, 1999.

Participants may change or transfer their investments options at any time via telephone.

LOANS TO PARTICIPANTS - Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of the lesser of $50,000, or 50% of their vested account balance, reduced by the highest outstanding loan balance during the preceding 12 months. Loan transactions are treated as a transfer between the investment fund and the loan fund. Loan terms shall not be for more than five years or up to 10 years for the purchase of a primary residence. The loans are secured by the balance in the participant's account and bear interest at a rate commensurate with local prevailing rates as determined quarterly by the plan administrator. Principal and interest is paid ratably through payroll deductions.

PAYMENT OF BENEFITS - On termination of service, a participant will receive a lump-sum amount equal to the value of the participant's vested interest in his or her account, or for certain employees, annual installments over a period not to exceed the lesser of 15 years or the participant's life expectancy if certain requirements set forth in the Plan are met.

EXPENSES - Expenses relating to the purchase or sale of investments are included in the cost or deducted from the proceeds, respectively. Direct charges and expenses including investment manager fees attributable to specific investment funds may be charged against that investment fund. Other Plan expenses such as trustee, auditor, general plan recordkeeping, and Internal Revenue Service user fees may be paid directly from the Master Trust. Other expenses continue to be paid by the Company.



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2.    SUMMARY OF ACCOUNTING POLICIES

BASIS OF ACCOUNTING - The financial statements of the Plan are prepared under the accrual method of accounting.

USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

INVESTMENT VALUATION AND INCOME RECOGNITION - The Plan's interest in the Master Trust is valued at estimated fair value. If available, quoted market prices are used to value the underlying investments. In instances wherein quoted market prices are not available, the fair value of investments is estimated primarily by independent investment brokerage firms and insurance companies.

Within the Master Trust, purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

PAYMENT OF BENEFITS - Benefits are recorded when paid.

RECLASSIFICATIONS - The Plan has adopted Statement of Position 99-3, Accounting for and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters. As a result, the 1998 financial statements have been revised to eliminate the by-fund disclosures.


3.    MASTER TRUST

The following table presents the fair values of investments for the Master
Trust:

                                                             DECEMBER 30,
                                                      -------------------------
                                                          1999           1998
Investments, at fair value:
  Nabisco Group Holdings Corp. Common Stock           $  334,589    $   946,905
  Nabisco Holdings Corp. Class A Common Stock             15,399        243,580
  R.J. Reynolds Tobacco Holdings, Inc. Common Stock       51,962             --
  Mutual funds                                         5,180,916     10,286,207
  Common trust fund                                    1,629,819      7,260,818
  Loans to participants                                  134,475      1,182,865
                                                      ----------    -----------

Total investments                                     $7,347,160    $19,920,375
                                                      ==========    ===========



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Investment income for the Master Trust is as follows:

                                                        YEAR ENDED DECEMBER 30,
                                                       ------------------------
                                                          1999          1998
Investment income:
  Net appreciation (depreciation) in fair value
    of investments:
    Nabisco Group Holdings Corp. Common Stock          $   89,537    $ (185,072)
    Nabisco Holdings Corp. Class A Common Stock           (36,996)       88,663
    R.J. Reynolds Tobacco Holdings, Inc. Common Stock    (193,097)           --
    Mutual funds                                        1,363,176     1,625,768
                                                       ----------    ----------
                                                        1,222,620     1,529,359
Interest and dividends                                    745,167       789,173
                                                       ----------    ----------

Total investment income                                $1,967,787    $2,318,532
                                                       ==========    ==========

At December 30, 1999 and 1998, the Plan's interest in the net assets of the Master Trust was approximately 100% and 69%, respectively.


4.    RELATED-PARTY TRANSACTIONS

Certain plan investments are shares of mutual funds and units of participation in a common trust fund managed by Vanguard. Vanguard is the recordkeeper as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions.


5.    PLAN TERMINATION

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants would become 100% vested in their employer contributions.


6.    INCOME TAX STATUS

The Plan is intended to comply with Section 165(a) of the Puerto Rico Income Tax Act of 1954 ("ITA"). The Plan is required to operate in conformity with the ITA to maintain its qualification. The United States qualification of the Plan was dropped effective with the 1995 plan year. The Committee is not aware of any course of action or series of events that have occurred that might adversely affect the Plan's qualified status. Therefore, no provision for income taxes has been included in the Plan's financial statements.

                                   **********



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